Exhibit 99.1

EQUITY PURCHASE AGREEMENT

BY

AND

BETWEEN

PRIME HEALTHCARE SERVICES, INC.,

as Buyer

AND

HARLINGEN PARTNERSHIP HOLDINGS, INC.,

HMC MANAGEMENT COMPANY, LLC

AND

HARLINGEN HOSPITAL MANAGEMENT, INC.,

as Sellers

Dated as of November 30, 2011

TABLE OF CONTENTS

Page

September 30,
ARTICLE 1 DEFINITIONS	1
1.1 Definitions	1
1.2 Interpretation	6
1.3 Schedules	7
ARTICLE 2 SALE AND PURCHASE OF EQUITY INTERESTS	7
2.1 Transfer of Equity Interests	7
2.2 Purchase Price	7
2.3 Allocation of Purchase Price	8
ARTICLE 3 CLOSING	8
3.1 Closing	8
3.2 Actions of Buyer at Closing	8
3.3 Actions of Sellers at Closing	9
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	10
4.1 Organization, Qualification and Capacity	10
4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc	10
4.3 Binding Agreement	10
4.4 Sufficient Resources	10
4.5 Litigation	10
4.6 Buyer Acknowledgements	11
4.7 Statements True and Correct	11
4.8 No Other Representations and Warranties	11
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS	11
5.1 Organization, Qualification and Capacity of Sellers	11
5.2 Capitalization	12
5.3 Powers; Consents; Absence of Conflicts with Other Agreements, Etc	12
5.4 No Outstanding Rights	12
5.5 Binding Agreement.	12
5.6 Organization and Qualification of the Acquired Companies	13
5.7 Financial Information	13
5.8 Permits and Approvals	13
5.9 Intellectual Property	13
5.10 Medicare Participation/Accreditation	14
5.11 Regulatory Compliance	14
5.12 Scheduled Contracts	14
5.13 Encumbrances; Real Property	15
5.14 Personal Property	16
5.15 Insurance	16
5.16 Employee Benefit Plans	16
5.17 Hospital Employees and Employee Relations	17
5.18 Litigation or Proceedings	18
5.19 Tax Matters	18
5.20 Environmental Matters	18
5.21 Absence of Changes	19

September 30,
5.22 Statements True and Correct	19
5.23 No Other Representations and Warranties	19
ARTICLE 6 COVENANTS OF BUYER	20
6.1 Notification of Certain Matters	20
6.2 Approvals	20
6.3 Survey	20
6.4 Third-Party Consents	20
ARTICLE 7 COVENANTS OF SELLERS	20
7.1 Information	20
7.2 Operations	21
7.3 Negative Covenants	21
7.4 Notification of Certain Matters	22
7.5 Additional Financial Information	22
7.6 No-Shop Clause	22
7.7 Title Policy	22
7.8 MC Noncompetition Covenant	23
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS	23
8.1 Compliance With Covenants	24
8.2 Action/Proceeding	24
8.3 Representations and Warranties	24
8.4 Amounts Due to MedCath	24
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	24
9.1 Compliance with Covenants	24
9.2 Pre-Closing Confirmations	25
9.3 Action/Proceeding	25
9.4 Representations and Warranties	25
9.5 Transition Services Agreement	25
9.6 Title Insurance Policy	25
9.7 Waiver	25
9.8 Net Working Capital	25
ARTICLE 10 ADDITIONAL AGREEMENTS	26
10.1 Deposit	26
10.2 Termination Prior to Closing	26
10.3 Assignment of Employment Agreements	27
10.4 Buyer Preservation and Sellers Access to Records After the Closing	27
10.5 Reproduction of Documents	28
10.6 Tax Matters	28
10.7 Consented Assignment and Permits	28
10.8 Transition Services Agreement	29
10.9 Allocation of 2011 Income	29
10.10 Insurance	29
10.11 Cessation of Contractual Benefits and Withdrawal from MC Employee Benefit Plans	29
10.12 Payment of Additional Outstanding Obligations	29
10.13 No Further Management Duties	30

September 30,
ARTICLE 11 REMEDIES; LIMITATION ON DAMAGES	30
11.1 No Survival Period	30
11.2 Limitation on Damages	30
11.3 Specific Performance	30
ARTICLE 12 GENERAL	30
12.1 Consents, Approvals and Discretion	30
12.2 Legal Fees and Costs	30
12.3 Choice of Law; Arbitration; Damages	30
12.4 Benefit; Assignment	31
12.5 Effective Time; Accounting Date	31
12.6 No Brokerage	31
12.7 Cost of Transaction	31
12.8 Confidentiality	32
12.9 Press Release	32
12.10 Waiver of Breach	32
12.11 Notice	32
12.12 Severability	33
12.13 No Inferences	33
12.14 Divisions and Headings of this Agreement	34
12.15 No Third-Party Beneficiaries	34
12.16 Tax Advice and Reliance	34
12.17 Entire Agreement; Amendment	34
12.18 Knowledge	34
12.19 Multiple Counterparts	34
12.20 Right to Take Certain Action	34
12.21 MC Guaranty	35

LIST OF SCHEDULES

Schedule 1.1A	Net Working Capital
Schedule 1.1B	Owned Real Property
Schedule 2.3	Allocation Schedule
Schedule 4.2	Required Approvals for Buyer
Schedule 5.1	State of Organization of Sellers
Schedule 5.2	Capitalization
Schedule 5.3	Required Approvals and Permits for Sellers and Acquired Companies
Schedule 5.4	Outstanding Rights
Schedule 5.6	State of Organization of Acquired Companies
Schedule 5.7	Historical Financial Information
Schedule 5.8	Permits and Approvals
Schedule 5.9	Intellectual Property
Schedule 5.10(a)	Compliance with Government Programs
Schedule 5.10(b)	Billing Practices
Schedule 5.11	Regulatory Compliance
Schedule 5.12	Scheduled Contracts
Schedule 5.13(a)	Encumbrances
Schedule 5.15	Insurance
Schedule 5.16	Employee Benefit Plans
Schedule 5.17(a)	Hospital Employee Relations
Schedule 5.17(b)	Hospital Employees
Schedule 5.18	Litigation
Schedule 5.19	Tax Matters
Schedule 5.20	Environmental Matters
Schedule 5.21	Absence of Changes
Schedule 5.21(b)	Transferred Assets
Schedule 6.4	Third-party Consents
Schedule 7.2	Operating Covenants
Schedule 7.3	Negative Covenants
Schedule 8.4	Amounts Due to MedCath
Schedule 10.3	Transferred Employees
Schedule 10.10	Terminated Insurance
Schedule 10.11(a)	Discontinued Contracts
Schedule 10.11(b)	MC Plans
Schedule 12.18	Persons with Knowledge

LIST OF EXHIBITS

Exhibit A	Transition Services Agreement

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2011 by and among PRIME HEALTHCARE SERVICES, INC., a Delaware corporation, (“Buyer”), and HARLINGEN PARTNERSHIP HOLDINGS, INC., an Arizona corporation (“HPH”), HMC MANAGEMENT COMPANY, LLC, a North Carolina limited liability company (“HMCM”), HARLINGEN HOSPITAL MANAGEMENT, INC., a North Carolina corporation (“HHM”), MEDCATH CORPORATION, a Delaware corporation (“MC”). (HPH, HMCM and HHM are sometimes herein referred to individually as “Seller” and collectively as “Sellers”).

W I T N E S S E T H:

WHEREAS, HPH owns a 31.38% limited partnership interest in Harlingen Medical Center, Limited Partnership, a North Carolina limited partnership (“HMC”) which owns and operates Harlingen Medical Center located in Harlingen, Texas (the “Hospital”).

WHEREAS, HMCM owns a 3.45% general partnership interest in HMC.

WHEREAS, HHM owns a 36.06% membership interest in HMC Realty, LLC, a Texas limited liability Company (“HMC Realty”) which owns and leases to HMC the real property on which the Hospital operates and the related improvements.

WHEREAS, HMC and HMC Realty are sometimes referred to hereafter individually as an “Acquired Company” or collectively as the “Acquired Companies” and the interests of HPH and HMCM in HMC and the interest of HHM in HMC Realty are sometimes referred to hereafter collectively as the “Equity Interests”.

WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer all of Sellers’ respective interests in the Equity Interests upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used herein the terms below shall have the following meanings:

“AAA” has the meaning set forth in Section 12.3(b).

“Acquired Company” and “Acquired Companies” have the respective meanings set forth in the recitals hereto.

“Additional Financial Statements” has the meaning set forth in Section 7.5.

“Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise; provided that, with respect to the Acquired Companies and Sellers, “Affiliate” shall not include any direct or indirect equityholder, officer or director of MC, any partner or member of any Acquired Company other than Sellers, or any manager or director of any Acquired Company not appointed by any Seller; and provided further that, the term “Seller Affiliate” shall include MC.

“Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.

“Allocation Schedule” has the meaning set forth in Section 2.6.

“Applicable Rate” means the “prime rate” as quoted in the “Money Rates” section of The Wall Street Journal on the Closing Date.

“Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Entity.

“Baseline Balance Sheets” has the meaning set forth in Section 5.7(a).

“Baseline Balance Sheet Date” means September 30, 2011.

“Business” means the operations of the Hospital and other ancillary businesses as conducted by the Acquired Companies.

“Buyer” has the meaning set forth in the Preamble hereto.

“Change in Control Transaction” means (i) a transaction in which a Person is or becomes the beneficial owner, directly or indirectly, of securities of MC representing fifty percent (50%) or more of the total voting power represented by MC’s then outstanding voting securities; (ii) a merger or consolidation in which MC is a party and in which the equityholders of MC before such merger or consolidation do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting equity interests of the Person that survives or results from such merger or consolidation; or (iii) a sale or disposition by MC or its Affiliates of all or substantially all of MC’s assets or those of its Affiliates existing as of the date hereof (excluding the Hospital) either to a single or multiple buyers thereof. Notwithstanding the foregoing, in no event shall the acquisition of voting securities by one or more Persons (even if such offering represents 50% or more of the total voting power represented by MC’s then outstanding voting securities) in a public offering constitute a Change in Control Transaction.

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheets” means the balance sheets of the Acquired Companies as of the Closing Date. The Closing Balance Sheets shall be prepared in accordance with GAAP (except as provided in Schedule 5.7), applied on a basis consistent with the Baseline Balance Sheets.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competing Business” means the business of owning, operating, leasing, developing, constructing or managing acute care hospitals, ambulatory surgery centers, imaging centers or outpatient services.

“Confidentiality Agreement” has the meaning set forth in Section 12.8.

“Contract” means any binding written or oral contract, commitment, instrument, lease, or other arrangement or agreement.

“Deposit” has the meaning set forth in Section 10.1.

“Effective Time” has the meaning set forth in Section 12.5.

“Encumbrance” means any claim, charge, easement, encumbrance, conditional sales agreement, right of first refusal, option, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by Contract, Law, equity or otherwise.

“Environmental Laws” means all Laws relating to pollution or the environment, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (“RCRA”), the Clean Air Act, 42 U.S.C § 7401, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq. (“OSHA”), and all other Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes.

“Equity Interests” has the meaning set forth in the recitals hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Controlled Group” means a group of Persons considered to be aggregated with each other pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Exhibits” means the exhibit(s) to this Agreement.

“Final Cash Purchase Price” means an amount equal to (i) Nine Million Dollars ($9,000,000) less (ii) the amount of the Deposit.

“FIRPTA” means the Foreign Investment Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, as modified as described in Schedule 5.7 and applied consistently by the Acquired Companies throughout the periods involved and in accordance with the Acquired Companies’ prior practices and policies.

“Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Government Programs” means the federal Medicare, all applicable state Medicaid and successor programs.

“HHM” has the meaning set forth in the recitals hereto.

“HMC” has the meaning set forth in the recitals hereto.

“HMC Realty” has the meaning set forth in the recitals hereto.

“HMCM” has the meaning set forth in the recitals hereto.

“HPH” has the meaning set forth in the recitals hereto.

“Historical Financial Information” has the meaning set forth in Section 5.7.

“Hospital” has the meaning set forth in the recitals hereto.

“Intellectual Property” means, to the extent held or used primarily or exclusively in the business or operation of the Hospital, patents, trademarks, trade names, service marks, copyrights and any applications therefor.

“Interim Balance Sheets” means the balance sheets of the Acquired Companies as of the Interim Balance Sheet Date. The Interim Balance Sheets shall be prepared in accordance with GAAP (except as provided in Section 5.7), applied on a basis consistent with the Baseline Balance Sheets.

“Interim Balance Sheet Date” means the most recently ended calendar month prior to the Closing Date for which financial statements are available for the Acquired Companies.

“Inventory” means all inventory and supplies held or used in the business or operation of the Hospital.

“Last Month’s Net Working Capital” has the meaning set forth in Section 9.8.

“Law” means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.

“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, property, financial condition or results of operations of the Acquired Companies in the aggregate or its material assets, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) global, national or regional economic, business, regulatory, market or political conditions or national or global financial markets, including changes in interest or exchange rates or (B) the healthcare industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement, the Schedules or the other documents contemplated by this Agreement or the consummation of the transactions contemplated hereby, (iii) any changes or any proposed changes in Law or GAAP or the enforcement or interpretation thereof, (iv) any actions expressly permitted to be taken pursuant to this Agreement or taken with the specific written consent of or at the written request of Buyer, (v) earthquakes, hurricanes, or other natural disasters or acts of God, (vi) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, or (vii) the implementation of the Patient Protection and Affordable Care Act.

“MC “ has the meaning set forth in the Preamble hereto.

“MC Plans” has the meaning set forth in Section 10.11.

“MedCath” means MedCath Incorporated, a North Carolina corporation.

“Medicaid” means Title XIX of the Social Security Act.

“Medicare” means Title XVIII of the Social Security Act.

“Net Working Capital” means, as of the date of determination, an amount equal to the following with respect to HMC, in each instance as determined in accordance with GAAP, consistently applied: (a) the sum of the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Cash”; (ii) “Total Accounts Receivable”; (iii) “Medical Supplies Inventory”; and (iv) “Prepaid Expenses and Current Other Assets” less (b) the sum of all the amounts reflected in the entries (or line items) on the applicable balance entitled (i) “Accounts Payable”; (ii) “Accrued Salaries and Bonuses”; and (iii) “Other Accrued Liabilities”. For avoidance of doubt, the parties agree that the amounts reflected in the entries (or line items) on the applicable balance sheet entitled “Guaranteed Reserve Asset”, if applicable, and “Guaranteed Reserve Liability”, if applicable, shall not be considered in determining Net Working Capital. The Net Working Capital as of September 30, 2011 is set forth on Schedule 1.1A.

“Noncompete Period” means a period of five (5) years following the Closing Date.

“Outside Date” has the meaning set forth in Section 10.2(a)(ii).

“Outstanding Obligations” has the meaning set forth in Section 8.4.

“Owned Real Property” means all the real property described on Schedule 1.1B, which constitutes all real property both (a) owned by any Acquired Company or Seller Affiliate and (b) held or used primarily or exclusively in the business or operation of the Hospital, together with any right, title or interest of any Acquired Company or Seller Affiliate in (i) all leases and subleases therein, (ii) improvements, buildings or fixtures located thereon or therein, (iii) all easements, rights of way, and other appurtenances thereto (including appurtenant rights in and to public streets), and (iv) all claims and recorded or unrecorded interests therein, including any and all options to acquire such real property.

“Permit” means any license or permit required to be issued by any Governmental Entity.

“Permitted Encumbrances” has the meaning set forth in Section 5.13.

“Person” means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

“Schedules” means the disclosure schedules to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” and “Sellers” have the respective meanings set forth in the Preamble hereto.

“Seller Affiliate” has the meaning set forth above in the definition of “Affiliate.”

“Territory” means an area within seventy five (75) miles of the Hospital.

“Title Company” means First American Title Insurance Company — NCS Ontario.

“Trailing 12-Month Net Working Capital” has the meaning set forth in Section 9.8.

“Transition Services Agreement” has the meaning set forth in Section 10.8.

“TRICARE” means the Department of Defense’s managed healthcare program for active duty military, active duty service families, retirees and their families and other beneficiaries.

1.2 Interpretation. In this Agreement, unless the context otherwise requires:

(a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules;

(b) references to Articles and Sections are references to articles and sections of this Agreement;

(c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;

(d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or arbitrator in a binding arbitration;

(e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;

(f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;

(g) unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;

(h) the word “including” (and all derivations thereof) shall mean including, without limitation;

(i) references to time are references to Central Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein;

(j) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;

(k) provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any party through “double counting” of assets or liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any party, including in connection with the determination of the Final Cash Purchase Price and the calculation of losses on casualty claims;

(l) the terms “date hereof,” “date of this Agreement” and similar terms shall mean the date set forth in the opening paragraph of this Agreement; and

(m) the section headings and subheadings in this Agreement and the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the express description of the Schedules.

1.3 Schedules. Buyer and Sellers hereby acknowledge and agree as follows:

(a) the Schedules and any disclosures made in or by virtue of them are integral parts of this Agreement as if fully set forth in this Agreement and all statements appearing therein shall be deemed to be representations;

(b) the fact that any items of information are contained in the Schedules shall not be construed as an admission of liability under any applicable law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is material. Such information shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any similar qualification in the Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation of any Seller or either of the Acquired Companies to any third party, nor an admission against the interest of any Seller or either of the Acquired Companies; and

(c) items disclosed on one particular Schedule relating to one section of the Agreement are deemed to be constructively disclosed or listed on other Schedules relating to other sections of the Agreement to the extent it is reasonably apparent on the face of such other Schedules that such disclosure is applicable to such other Schedules.

ARTICLE 2

SALE AND PURCHASE OF EQUITY INTERESTS

2.1 Transfer of Equity Interests. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers will sell and transfer the Equity Interests to Buyer, and Buyer will purchase from Sellers, the Equity Interests, free and clear of all Encumbrances, charges, claims, or restrictions of any type except as otherwise provided by this Agreement.

2.2 Purchase Price. Subject to the terms and conditions hereof, in reliance on the representations and warranties herein set forth and as consideration for the sale and purchase of the Equity Interests set forth herein, Buyer shall tender to Sellers an amount equal to the Final Cash Purchase Price.

On the Closing Date, Buyer shall wire transfer an amount equal to the Final Cash Purchase Price in immediately available federal funds to an account designated by Sellers in writing at least two (2) days prior to Closing.

2.3 Allocation of Purchase Price. The Final Cash Purchase Price shall be allocated between the Equity Interests in accordance with Code Section 1060, and in the manner set forth in Schedule 2.3 (the “Allocation Schedule”). Buyer and Sellers agree that the Allocation Schedule shall reflect, or be amended to reflect, any post-closing adjustments determined under Article 2 or otherwise pursuant to this Agreement. Buyer and Sellers shall, and shall cause their respective Affiliates to, (a) prepare and file all tax returns (including amended tax returns and claims for refund) in all respects and for all purposes in a manner consistent with the Allocation Schedule (and agreed amendments thereto) to the extent permitted by Law, and (b) take no position with respect to taxes that is contrary to or inconsistent with the Allocation Schedule (and agreed amendments thereto), including in any audits or examinations by any taxing authority or any other proceeding. Buyer and Sellers shall cooperate in the timely filing of any forms (including IRS Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Cash Purchase Price pursuant to this Agreement. If the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto, and consult with such other party and keep it apprised of developments concerning the resolution of such dispute. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing without limitation.

ARTICLE 3

CLOSING

3.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9, the consummation of the sale and purchase of the Equity Interests and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina 28202 and shall occur on the date which is the later of (i) the last business day of the calendar month when the conditions to the Closing set forth in Articles 8 and 9 are satisfied or waived (by the party entitled to grant such waiver) (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions); provided, that if such date is later than the Outside Date, then the Closing shall occur on the date set forth in subsection (ii) and (iii) five (5) business days following the date when such conditions are satisfied and/or waived (by the party entitled to grant such waiver) (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless the Sellers and Buyer otherwise agree in writing to another date and/or location (the “Closing Date”). The parties shall use commercially reasonable efforts to cause the conditions set forth in Articles 8 and 9 to be satisfied so that the Closing will occur on November 30, 2011.

3.2 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Sellers, Buyer shall deliver to Sellers the following:

(a) An amount equal to the Final Cash Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Sellers;

(b) Copies of resolutions duly adopted by the board of directors of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the appropriate officers of Buyer;

(c) A certificate of Buyer certifying that the conditions set forth in Sections 8.1 and 8.3 have been satisfied;

(d) Certificates of incumbency for the respective officers of Buyer executing this Agreement and any other document contemplated herein dated as of the Closing Date;

(e) Certificates of existence and good standing of Buyer from its state of organization dated the most recent practical date prior to Closing;

(f) The Transition Services Agreement, duly executed by Buyer;

(g) Such other instruments and documents Sellers reasonably deem necessary to effect the transactions contemplated hereby; and

(h) Buyer shall deliver the Deposit to Seller as required under Section 10.1; and

(i) An executed instrument duly executed by Buyer pursuant to which Buyer becomes a party to the operating agreement or the limited partnership agreement of the Acquired Companies and agrees to be bound by the terms and conditions therein.

3.3 Actions of Sellers at Closing. At the Closing and unless otherwise waived in writing by Buyer, Sellers shall deliver to Buyer the following:

(a) Executed instruments of assignment transferring the Equity Interests to Buyer;

(b) Copies of resolutions duly adopted by each Seller authorizing and approving such Seller’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by the appropriate officers of each Seller;

(c) A certificate of Sellers certifying that the conditions set forth in Section 9.1 and Section 9.4 have been satisfied;

(d) Certificates of incumbency for the respective officers of each Seller executing this Agreement and any other document contemplated herein dated as of the Closing Date;

(e) Certificates of existence and good standing of each Seller and each Acquired Company from its respective state of organization dated the most recent practical date prior to Closing;

(f) The Transition Services Agreement, duly executed by the appropriate Affiliate of Sellers;

(g) A FIRPTA certificate, executed by Sellers, certifying Sellers’ U.S. taxpayer identification numbers and that Sellers are not foreign Persons, within the meaning of Section 1445 of the Code; and

(h) Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Buyer represents and warrants to Sellers the following:

4.1 Organization, Qualification and Capacity. Buyer is a corporation duly organized and validly existing in good standing under the Laws of the State of Delaware. The execution and delivery by Buyer of this Agreement and the documents described herein, the performance by Buyer of its obligations under this Agreement and the documents described herein and the consummation by Buyer of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary actions on the part of Buyer, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.

4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and documents described herein, as applicable:

(a) are not in contravention or violation of the terms of the certificate of incorporation, limited partnership agreement, operating agreement or similar governing document of Buyer;

(b) except as set forth on Schedule 4.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Buyer or any of its Affiliates; and

(c) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which Buyer is a party or by which Buyer is bound.

4.3 Binding Agreement. This Agreement and all documents to which Buyer or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.4 Sufficient Resources. Buyer has sufficient financial resources, and at the Closing Buyer will possess sufficient funds, to permit Buyer to deliver the Final Cash Purchase Price in accordance with Section 2.2, subject to satisfaction of the conditions precedent to Buyer’s obligations to close the transactions contemplated by this Agreement.

4.5 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform this Agreement or any aspect of the transactions contemplated hereby.

4.6 Buyer Acknowledgements.

(a) Buyer has: (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, including the purchase of the Equity Interests; (ii) the ability to bear the economic risk in connection with the consummation of the transactions contemplated by this Agreement, including a complete loss of future revenue related to the Equity Interests; and (iii) been furnished with and has had access to such information as it has considered necessary to make a determination to execute, deliver and perform its obligations hereunder.

(b) The decision of Buyer to purchase the Equity Interests has been (i) made voluntarily and of its own accord, based upon, (A) the extensive knowledge and experience of Buyer in financial and business matters relating to owning and operating general acute care hospitals, (B) consultations with advisors of Buyer, and (C) its investigation of the business, assets, risks and prospects of the Acquired Companies and (ii) made without relying on any statement (whether oral or written), or any representation or warranty of, Sellers or any Affiliate, officer or director of Sellers, other than the representations and warranties expressly contained in this Agreement and the other Contracts executed at the Closing in connection herewith.

(c) Buyer is acquiring the Equity Interests for its own account and not with a view to its distribution within the meaning of the Securities Act.

4.7 Statements True and Correct. This Agreement and the Schedules prepared by Buyer do not include, as of the date hereof and as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Buyer not misleading.

4.8 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (INCLUDING THE SCHEDULES), BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), each Seller represents and warrants to Buyer the following:

5.1 Organization, Qualification and Capacity of Sellers. Each Seller is a corporation or limited liability company duly organized and in existence under the Laws of the state of its organization as set forth on Schedule 5.1. Except as set forth on Schedule 5.1, the execution and delivery by each Seller of this Agreement and the documents described herein, the performance by each Seller of its obligations under this Agreement and the documents described herein and the consummation by each

Seller of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary corporate or limited liability company actions on the part of such Seller, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.

5.2 Capitalization. Schedule 5.2 contains tables accurately and completely setting forth the capitalization and the outstanding equity held by each Seller in each Acquired Company and, assuming that no equity holder of an Acquired Company has transferred its equity interest in an Acquired Company in violation of the limited partnership agreement or operating agreement, as applicable, of an Acquired Company, the names and interests of the holders (other than Sellers) of the outstanding equity of each Acquired Company, in each case, immediately prior to the Closing. Each Seller will be on the Closing Date the record and beneficial owner and holder of the respective Equity Interests shown as owned by it as set forth on Schedule 5.2, free and clear of all Encumbrances, charges, claims, or restrictions of any type.

5.3 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by each Seller of the transactions contemplated by this Agreement and documents described herein, as applicable:

(a) except as set forth on Schedule 5.3, are not in contravention or violation of the terms of the bylaws or operating agreement, as the case may be, of such Seller or the operating agreement or limited partnership agreement, as the case may be, of the Acquired Companies; and

(b) except as set forth on Schedule 5.3, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by each Seller or either of the Acquired Companies.

(c) assuming the Approvals and Permits set forth on Schedule 5.3 are obtained, will not conflict in any material respect with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation or loss of a material benefit under, or result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon either of the Acquired Companies or any of its material assets under (i) any Acquired Company’s Contract or (ii) any Law applicable to either of the Acquired Companies or any of their respective material assets; provided that no representation or warranty is given with respect to consents or approvals required under any of either Acquired Company’s Contracts to consummate the transactions contemplated under this Agreement or to change any manager or general partner of any Acquired Company.

5.4 No Outstanding Rights. Except as set forth on Schedule 5.4, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), warrants, options, or Contracts giving any Person any current or future right to purchase all or any part of the Equity Interests or any assets owned by HMC or HMC Realty.

5.5 Binding Agreement. This Agreement and all documents to which each Seller will become a party hereunder are and will constitute the valid and legally binding obligations of such Seller and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

5.6 Organization and Qualification of the Acquired Companies. Each Acquired Company is a limited liability company or limited partnership duly organized and in existence under the laws of its respective jurisdiction of organization, all as set forth on Schedule 5.6. Each Acquired Company is duly qualified to do business, in good standing and authorized to own its properties and conduct its business in the place and manner now conducted, under all applicable Laws of any Governmental Entity having jurisdiction over its business and operations.

5.7 Financial Information. Schedule 5.7 hereto contains the following financial statements and financial information (collectively, the “Historical Financial Information”):

(a) unaudited balance sheets of each Acquired Company, each dated as of September 30, 2011 (the “Baseline Balance Sheets”); and

(b) unaudited statements of operations of each Acquired Company for the twelve-month periods ended September 30, 2011.

Except as disclosed on Schedule 5.7, the financial statements included in the Historical Financial Information have been prepared, and the Additional Financial Statements have been and will be prepared, in accordance with GAAP in all material respects, applied on a consistent basis throughout the periods indicated, and neither Acquired Company has changed any accounting policy or methodology in determining the obsolescence of inventory throughout all periods presented. Except as set forth on Schedule 5.7, the respective balance sheets contained in the Historical Financial Information present fairly, and the respective balance sheets in the Additional Financial Statements present fairly and will present fairly, in all material respects the financial condition of each Acquired Company, as of the dates indicated thereon, and the respective statements of operations contained in the Historical Financial Information present fairly, and the statements of operations contained in the Additional Financial Statements present fairly and will present fairly, in all material respects the results of operations of each Acquired Company, for the periods covered.

5.8 Permits and Approvals.

(a) Set forth on Schedule 5.8 is a true and complete description of all material Permits and Approvals currently issued or granted by a Governmental Entity and owned or held by or issued to any Acquired Company in connection with the operation of the Business, and such Permits and Approvals constitute all material Permits and Approvals necessary for the conduct of the Business and operation of the Business as currently conducted, all of which are in full force and effect.

(b) The Business is in compliance in all material respects with all Permits and Approvals required by Law. There is not now pending nor, to the knowledge of Sellers, threatened in writing any action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of the Permits and Approvals, and all of the material Permits and Approvals are and shall be in good standing now and as of the Closing.

5.9 Intellectual Property.

(a) HMC owns, is licensed to use or otherwise possesses all necessary rights to use, all Intellectual Property which is material to the operation of the Business as of the Closing Date.

(b) To the knowledge of Sellers, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of any Acquired Company, any trade secret material to any Acquired Company, or any Intellectual Property right of any third party to the extent licensed by or through any Acquired Company, by any third party, including any employee or former employee of any Acquired Company.

(c) Except as set forth on Schedule 5.9, neither Seller nor any of its Affiliates has any patents, registered trademarks, registered service marks or registered copyrights related to the Business or any Acquired Company. Except as set forth on Schedule 5.9, neither Seller, any of its Affiliates, nor any Acquired Company has been served with process in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. To the knowledge of Seller, the Business does not infringe any Intellectual Property or other proprietary right of any third party. Neither Seller nor any Affiliate of Seller (including any Acquired Company) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or Contract involving Intellectual Property related to the Business against any third party.

5.10 Medicare Participation/Accreditation.

(a) The Hospital is a “provider” with valid and current provider agreements and with one or more provider numbers with the Government Programs and with TRICARE or its successor programs. Except as set forth on Schedule 5.10, the Hospital is in compliance with the conditions of participation for the Government Programs in all material respects and has received all Approvals or qualifications necessary for capital reimbursement. The Hospital has timely filed all cost reports that were required to be filed with the Medicare program for all fiscal years through September 30, 2010. Except as set forth on Schedule 5.10, to the knowledge of the Seller, there is no pending, threatened in writing, any proceeding or investigation under the Government Programs involving any Acquired Company of the Hospital. Except as disclosed on Schedule 5.10 and except for audits, reviews, claims, actions or appeals pending in the ordinary course of business, there are no material audits, reviews, claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, Governmental Entity or the Administrator of the Centers for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed with respect to the Hospital on or before the date of this Agreement, or any disallowances by any commission, board or agency in connection with any audit of such cost reports. The Hospital’s accreditation status under The Joint Commission Hospital Accreditation Program is “Accredited.”

(b) Except as set forth on Schedule 5.10 (b), all billing practices of the Hospital to all third party payors, including the Government Programs and private insurance programs, have been in compliance with all applicable Laws in all material respects.

5.11 Regulatory Compliance. Except as set forth on Schedule 5.11, each Acquired Company is in compliance in all material respects with all applicable statutes, rules, regulations and requirements of Governmental Entities and has timely filed all material forms, applications, reports, statements, data and other information required to be filed with Governmental Entities.

5.12 Scheduled Contracts. Attached hereto as Schedule 5.12 is a list of all Contracts which are material to the operation of the Business, including all provider network agreements, clinical affiliation agreements, medical director agreements, consulting agreements, management services agreements, professional services agreements, transfer agreements, recruitment agreements, employment agreements, real estate lease agreements, personal property lease agreements, supply agreements and software agreements. Contracts which are listed on Schedule 5.12 are referred to herein as the

“Scheduled Contracts.” Each Scheduled Contract (i) is valid and existing (or constitutes a month-to-month Contract under which goods or services are being provided after the expiration of its original term), and each Acquired Company or the applicable Affiliate has duly performed in all material respects its obligations under each Scheduled Contract to which it is a party to the extent that such obligations to perform have accrued and (ii) no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Scheduled Contract by an Acquired Company or its Affiliate or, to the knowledge of Sellers, and except as set forth on Schedule 5.12, any other party or obligor with respect thereto, has occurred; provided that no representation or warranty is given with respect to whether this Agreement or the transactions contemplated by this Agreement violate any of Acquired Company’s Contracts.

5.13 Encumbrances; Real Property.

(a) There are no Encumbrances (other than Permitted Encumbrances) on the Owned Real Property that were created by, through or under any Acquired Company, Seller or any Seller Affiliate; (ii) HMC Realty owns good and valid fee simple title in the Owned Real Property, and all buildings and improvements located thereon, subject only to (1) any lien for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by HMC Realty and for which appropriate reserves have been established in accordance with GAAP, (2) any lease obligations, including any obligation of either Seller or HMC Realty as lessor or landlord under any Scheduled Contract set forth on Schedule 5.12, (3) all Encumbrances listed on Schedule 5.13(a), (4) mechanic’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, entitlement, building and other land use regulations imposed by Governmental Entities, (5) matters which would be disclosed by an inspection or accurate survey of each parcel of the Owned Real Property, (6) purchase money lines and liens securing rental payments under capital lease arrangements, which are disclosed herein, (7) all Encumbrances reflected on the Title Commitment described in Section 7.7 and the Survey described in Section 6.3 that are reasonably acceptable to Buyer and that do not materially interfere with the operations of the Hospital in a manner consistent with the current use by Sellers (the foregoing items (1) through (7) being referred to herein as the “Permitted Encumbrances”). No Seller shall take any action in its capacity as general or limited partner, member or manager of any Acquired Company (including voting on any matter) that would alter materially and adversely alter title to the Owned Real Property between the date of this Agreement and Closing, except to the extent not restricted by Section 7.2. In the event any additional matters appear in any update to the original Title Commitment, which are not Permitted Encumbrances and were not contained in the original Title Commitment, such matters, if they are reasonably objected to in writing by Buyer and they materially interfere with the operation of the Owned Real Property in a manner consistent with the current use of the Owned Real Property by Sellers, then such matters shall not constitute Permitted Encumbrances; otherwise, such matters shall constitute Permitted Encumbrances.

(b) To Sellers’ knowledge, (i) all buildings and improvements located on the Owned Real Property conform in all material respects with all applicable zoning regulations and building codes; (ii) all of the Owned Real Property is serviced by all utilities necessary to operate the Hospital in a manner consistent with the current use by Sellers, including water, sewage, electricity and telephone, and Sellers are not aware of any inadequacies with respect to such utilities that prevent the operation of the Hospital in a manner consistent with the current use by Sellers; (iii) none of the buildings or improvements on the Owned Real Property is located in a flood hazard area; and (iv) the Owned Real Property is accessible by public roads and/or private easements of record and, no fact or condition exists that would result in the termination of the current access from any building or improvement to any presently existing highways and roads adjoining or situated on the Owned Real Property.

(c) The Owned Real Property comprises all of the real property that is associated with, used or employed in the operation of the Hospital or that is owned by any Seller Affiliate of Affiliate of MC or MedCath and that is located within a twenty-five (25) mile radius of the Hospital.

5.14 Personal Property. Each Acquired Company presently owns and will hold on the Closing Date good title to all tangible personal property assets and valid title to all intangible assets material to the operation of the Business free and clear of all Encumbrances, except Permitted Encumbrances and rights of owners under Scheduled Contracts or under leases or licenses of assets leased or licensed in the ordinary course of business.

5.15 Insurance. Schedule 5.15 sets forth a true and complete list of all insurance policies or self insurance funds maintained by Seller, an Affiliate of Seller, or any Acquired Company as of the date of this Agreement covering the ownership and operation of the Hospital and the Owned Real Property, indicating the types of insurance, policy numbers, terms, identity of insurers and amounts and coverages (including applicable deductibles). All of such policies are now and will be until the Closing in full force and effect on an occurrence basis (with the exception of the Hospital’s professional liability insurance, pollution liability insurance, employment practices liability insurance, directors and officers liability insurance and fiduciary liability insurance, all of which are on a claims made basis, and crime liability insurance which is on a discovery basis) with no premium arrearages. Buyer acknowledges that all of the coverages listed on Schedule 5.15 with respect to the Acquired Companies are maintained by MC on behalf of the Acquired Companies and thus will cease on the Closing Date.

5.16 Employee Benefit Plans.

(a) Schedule 5.16 contains a true and complete list of all of the following agreements, plans or other Contracts, covering any employee of the Hospital, which are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of ERISA, and (ii) any other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which either Seller or their respective Affiliates currently sponsors, or to which HMCM, HMC, or any of their respective Affiliates has any outstanding present or future obligations to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the “Plans”). None of the Plans provide any post-employment medical or similar benefits except to the extent required by applicable Law.

(b) No Acquired Company is, and HMCM has no reason to expect any Acquired Company to become, subject to an Encumbrance imposed under the Code or under Title I or Title IV of ERISA.

(c) Neither HMCM, any Acquired Company nor any member of Seller’s ERISA Controlled Group has sponsored, contributed to or had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Section 4001(a)(3) or 3(37)(A)) on or after September 26, 1980, on behalf of any employees of the Hospital.

(d) Neither HMCM, any Acquired Company nor any member of HMCM’s ERISA Controlled Group has at any time sponsored or contributed to a “single employer plan” (as defined in ERISA Section 4001(a)(14)) to which at least two or more of the “contributing sponsors” (as defined in ERISA Section 4001(a)(13)) are not members of the same ERISA Controlled Group.

(e) Except as set forth on Schedule 5.16, there are no material actions, audits or claims pending or, to HMCM’s knowledge, threatened in writing against HMCM or any Acquired Company with respect to HMCM’s maintenance of the Plans, other than routine claims for benefits.

(f) HMCM and each member of HMCM’s ERISA Controlled Group have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ERISA Section 601 through 608 and Section 5000 of the Code.

(g) All of HMCM’s or its Affiliates’ Plans that are intended to satisfy Section 401 of the Code (“Retirement Plans”) from which assets may be involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) to an employee benefit plan maintained by Buyer have complied with the requirements of Section 401(a) of the Code.

5.17 Hospital Employees and Employee Relations.

(a) Except as set forth on Schedule 5.17(a), (i) there is no pending or, to Sellers’ knowledge, threatened in writing employee strike, work stoppage or labor dispute with respect to any Hospital employees, (ii) to Sellers’ knowledge, no union representation question exists with respect to any Hospital Employees, no demand has been made for recognition by a labor organization by or with respect to any Hospital Employees, no union organizing activities by or with respect to any Hospital Employees are taking place and none of the Hospital Employees is represented by any labor union or organization, (iii) to Sellers’ knowledge, no collective bargaining agreement exists or is currently being negotiated by either Seller or any Seller Affiliate, and (iv) to Sellers’ knowledge, there is no unfair labor practice claim against any Seller or any Seller Affiliate before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to Sellers’ knowledge, threatened in writing against or involving the Hospital and none has occurred; (v) the Acquired Companies, Seller and each Seller Affiliate is in compliance in all material respects with all Laws and Contracts respecting employment and employment practices, labor relations, terms and conditions of employment, and wages and hours, in each case, with respect to Hospital Employees.

(b) At a time mutually agreed upon by the parties after the date hereof, Sellers shall deliver to Buyer Schedule 5.17(b), which Schedule will set forth a list of all of the employees who work primarily or exclusively for the benefit of the Business (the “Hospital Employees”) as of the date of such Schedule and the following information for each Hospital Employee: current salary or wage rate, accrued paid time off, periods of service, date of hire, department and job title or other summary of the responsibilities as well as an indication as to whether such Hospital Employee is part-time, full-time or on a leave of absence and the type of leave; provided, that salary and wage rate information may be excluded from Schedule 5.17(b) so long as Sellers deliver a true and correct schedule of such salary and wage rate information to Buyer concurrently with the delivery of Schedule 5.17(b) to Buyer.

5.18 Litigation or Proceedings.

(a) Schedule 5.18 contains an accurate list and summary description of all litigation, audits, reviews, investigations or proceedings which are currently pending with respect to the Business or any Acquired Company. Except to the extent set forth on Schedule 5.18, there are no material claims, actions, suits, audits, compliance reports or information requests, proceedings or investigations pending, or to the knowledge of Sellers, threatened in writing against or affecting the Business or any Acquired Company.

(b) Other than as set forth on Schedule 5.18, no Acquired Company is subject to any outstanding judgment, order or decree and is not a party to any settlement agreement that requires it to perform current or future obligations.

(c) There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Sellers, threatened in writing against or affecting any Acquired Company that has or would reasonably be expected to have a material adverse effect on Sellers’ ability to perform this Agreement or any aspect of the transactions contemplated hereby.

5.19 Tax Matters. Except as set forth on Schedule 5.19:

(a) All federal, state, county and local income, franchise, margin, payroll, withholding, property, sales, use and all other taxes, penalties, interest and any other statutory additions (“Taxes”) due from any Acquired Company have been paid when due.

(b) There are no Tax liens on any of the assets of the Acquired Companies other than liens for Taxes not yet due and payable.

(c) Proper and accurate amounts have been withheld on behalf of Acquired Company in compliance with the payroll Tax and other withholding provisions of all applicable Laws, and all of such amounts have been timely remitted to the proper taxing authority.

5.20 Environmental Matters. Except as set forth on Schedule 5.20 or in any environmental report listed therein to the knowledge of Sellers:

(a) Each Acquired Company is in material compliance with, and the Owned Real Property and all improvements on the Owned Real Property are in material compliance with, all Environmental Laws.

(b) There are no pending or threatened in writing actions, suits, orders, claims, legal proceedings or other proceedings based on any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request with respect to any of the foregoing from any Governmental Entity or any other person with respect to the Owned Real Property.

(c) No Encumbrance in favor of any Person relating to or in connection with any claim under any Environmental Law has been filed or has attached to the Owned Real Property, other than Permitted Encumbrances.

(d) The Owned Real Property contains, no underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and Seller has not used any portion of the Owned Real Property as a dump or landfill.

The representations set forth in this Section 5.20 and Section 5.8 are the sole representations of Sellers with respect to environmental matters, Environmental Conditions, Hazardous Materials and compliance with Environmental Law.

5.21 Absence of Changes. Except as set forth in Schedule 5.21, between the Baseline Balance Sheet Date and the date hereof, there has not been any transaction or occurrence in which Sellers or any Seller Affiliate, in connection with the Hospital and Business, has:

(a) suffered any material damage, destruction or loss with respect to or affecting any assets of any Acquired Company;

(b) sold, transferred or otherwise disposed of any assets of any Acquired Company, except for the assets described on Schedule 5.21(b) hereto and except in the ordinary course of business with, if required to operate the Hospital in accordance with prior practice, comparable replacement thereof;

(c) granted or incurred any obligation for any increase in the compensation of any employee who is employed at the Hospital (including any increase pursuant to any Plans or other commitment), except in the ordinary course of business;

(d) written down or written up in any material amount the value of any Inventory (including write-downs by reason of shrinkage or markdowns), except for write-downs, write-ups, and write-offs in the ordinary course of business;

(e) made any change in any method of accounting or accounting principle, practice or policy; or

(f) agreed, so as to legally bind Buyer or affect the assets of any Acquired Company, whether in writing or otherwise, to take any of the actions set forth in this Section 5.21 and not otherwise permitted by this Agreement.

5.22 Statements True and Correct. This Agreement and the Schedules prepared by Sellers do not include, as of the date hereof and will not include as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Sellers and the Acquired Companies not misleading.

5.23 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (INCLUDING THE SCHEDULES), SELLERS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6

COVENANTS OF BUYER

6.1 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Buyer shall give prompt written notice to Sellers of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.

6.2 Approvals. Between the date of this Agreement and the Closing Date, Buyer will (i) take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required of either party to consummate the transactions contemplated by this Agreement and Sellers will reasonably cooperate with Buyer in those efforts and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested.

6.3 Survey. Between the date of this Agreement and the Closing Date, Buyer will obtain a current as-built survey of the Owned Real Property (the “Survey”). The Survey shall meet the requirements of ALTA/ASCM survey and otherwise be in form and detail reasonably satisfactory to Buyer. The Survey shall be certified to Buyer, Sellers, HMC Realty, and the Title Company. The Survey shall be issued jointly to Buyer and Sellers and each of Buyer and Sellers shall have equal rights thereto. The cost of the Survey shall be equally borne by Buyer and Sellers.

6.4 Third-Party Consents. Between the date of this Agreement and the Closing Date, Buyer will take all reasonable steps to obtain, as promptly as practicable, the consent of the lender and the partners of HMC Realty and all counterparties to the Contracts set forth on Schedule 6.4, which Schedule 6.4 includes all Contracts for which the consent of the counterparty thereto is required under the terms of such Contract with respect to the transactions contemplated under this Agreement. Sellers shall have no obligation to obtain any such consents.

ARTICLE 7

COVENANTS OF SELLERS

7.1 Information.

(a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, each Seller shall afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the plants, properties, books and records of Seller relating to the Acquired Companies relating to the Hospital and the Business, and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of the Acquired Companies relating to the Hospital as Buyer may from time to time reasonably request; provided, however, that Buyer may not conduct invasive environmental, health or safety investigations of the Owned Real Property or at the Hospital, including any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under Owned Real Property, or sampling or testing of the Hospital, without Sellers’ prior written consent, which consent shall not be unreasonably withheld or delayed. The right of access and inspection of

Buyer shall be made in such a manner as not to interfere unreasonably with the operation of the Hospital. In this regard, Buyer agrees that such inspection shall not take place, and no employees or other personnel at the Hospital shall be contacted by the representatives of Buyer, without first coordinating such contact or inspection with a representative of Navigant Capital Advisors, LLC.

(b) Notwithstanding the foregoing, Buyer understands that (i) Sellers will reasonably establish procedures in order to protect documents and information deemed by Sellers in good faith to be market sensitive or competitive in nature, (ii) litigation and other materials (including internal/external legal audit letters, PRO information, National Practitioner Data Bank reports, quality review information and other physician specific confidential information and information subject to confidentiality requirements of Law) that are deemed privileged or confidential by Sellers will not be made available to Buyer, and (iii) Sellers shall not be obligated to generate or produce information in any prescribed format not customarily produced by Sellers.

(c) Buyer hereby agrees to indemnify and hold harmless Sellers and each Acquired Company against any loss, liability, damages, costs or expenses including reasonable attorneys’ fees, incurred by either Seller or Acquired Company as a result of the exercise of the right of inspection related to physical assets granted to Buyer under this Section 7.1. Buyer acknowledges and agrees that any such physical inspection conducted by Buyer or its agents and representatives shall be solely at the risk of Buyer.

7.2 Operations. From the date hereof until the Closing Date, except as set forth in Schedule 7.2, neither Seller shall take any action in its capacity as general or limited partner, member or manager of any Acquired Company (including voting on any matter) that would cause the Acquired Companies not to (unless prior written consent of Buyer is received which will not be unreasonably withheld, conditioned or delayed):

(a) carry on the Business in substantially the same manner as heretofore and not make any material change in personnel, operations, finance, accounting policies, other than in the ordinary course of business;

(b) use its commercially reasonable efforts to keep all Scheduled Contracts in full force and effect and to perform in all material respects all of its obligations under Scheduled Contracts relating to or affecting the Hospital’s business and operation;

(c) comply in all material respects with all Laws applicable to the conduct of the business and operation of the Hospital;

(d) continue to pay accounts payable with respect to the Hospital in the ordinary course of business;

7.3 Negative Covenants. From the date hereof to the Closing Date, except as set forth in Schedule 7.3, neither Seller shall take any action in its capacity as general or limited partner, member or manager of any Acquired Company (including voting on any matter) that would cause the Acquired Companies to (unless the prior written consent of Buyer is received, which will not be unreasonably withheld, conditioned or delayed):

(a) enter into any Contract, or incur or agree to incur any liability, except for Contracts and liabilities that can be terminated without cause or penalty within ninety (90) days following Closing without the expenditure of more than $25,000 within such ninety (90) period;

(b) make any distributions from the Acquired Companies to any of the Acquired Companies partners and/or members; and

(c) take any other action materially outside the ordinary course of business except as otherwise permitted hereunder.

7.4 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Sellers shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Sellers contained in this Agreement to be untrue in any material respect and (ii) any failure of Sellers to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.

7.5 Additional Financial Information. Within twenty (20) days following the end of each calendar month prior to the Closing Date, Sellers will deliver to Buyer copies of the unaudited balance sheet and the related unaudited statement of operations relating to HMC and HMC Realty for each month then ended (all such financial statements are referred to herein as the “Additional Financial Statements”).

7.6 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by Sellers until the earlier of Closing or the termination of this Agreement, Sellers shall not (and will not permit any Affiliate or any other Person acting for or on behalf of Sellers or any of their respective Affiliates to), without the prior written consent of Buyer (i) offer for lease or sale the Equity Interests or either Acquired Company’s material assets (or any material portion thereof) or any ownership interest in any entity owning either of the Acquired Companies’ material assets; (ii) solicit offers to lease or buy all or any material portion of the Equity Interests or either of the Acquired Companies’ assets or any ownership interest in any entity owning either of the Acquired Companies’ material assets; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of either of the Acquired Companies; (iv) enter into any agreement with any party (other than Buyer) with respect to the lease, sale or other disposition of any Acquired Company’s material assets (or any material portion thereof) or any ownership interest in the Equity Interests or with respect to any merger, consolidation or similar transaction involving the Acquired Companies; or (v) furnish or cause to be furnished any information with respect to either of the Acquired Companies or their respective assets to any Person that any Seller or such Affiliate or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization; provided the foregoing shall not prevent MC or Persons acting for or on its behalf from including any information it deems required by Law in any of its filings with the Securities and Exchange Commission. Nothing in this Section 7.6, however, shall apply to or otherwise restrict any actions, negotiations or agreements in respect of any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MC or its Affiliates and any other Person, so long as such transaction does not affect the obligations and duties of Sellers or the rights of Buyer under this Agreement.

7.7 Title Policy. Sellers shall use reasonable efforts to cause HMC Realty to cooperate with Buyer to cause the Title Company to issue and deliver to HMC Realty, prior to Closing, a commitment from the Title Company to issue an ALTA owner’s policy of title insurance, Form B, with extended coverage or an endorsement to any current title policy for the Owned Real Property issued to HMC Realty bringing the date of such policy current through Closing, for the Owned Real Property, in amounts equal to the reasonable value assigned to such Owned Real Property by the parties and in the customary form prescribed for use in the State of Texas, but with any mandatory arbitration provision deleted therefrom (unless such deletion would not be customary under local practice) (the “Title Commitment”). The Title Commitment will provide for the issuance of a title insurance policy (or endorsement) to HMC

Realty, effective as of Closing, which policies or endorsements shall insure good and indefeasible fee simple title to Owned Real Property subject only to Permitted Encumbrances. Sellers agree to use reasonable efforts to cause HMC Realty to deliver any information as may be customarily required in the State of Texas under the requirements section of the Title Commitment or otherwise in connection with the issuance of a title insurance policy or endorsement to the Title Company. The cost of the title policy or endorsement referenced in this Section 7.7 shall be equally borne by Buyer and Sellers.

7.8 MC Noncompetition Covenant.

(a) During Noncompete Period, Sellers shall not, and shall cause their Affiliates (for purposes of this Section 7.8, the term “Affiliate” excludes any purchaser of the assets or equity of any Seller or any Affiliate of a Seller, or any successor by merger or reorganization of any Seller or any Affiliate of a Seller) not to, directly or indirectly, in any capacity (i) develop, construct, lease, own, manage, operate or control any Competing Business that is located within the Territory, (ii) manage or provide management or consulting services to, or participate in the management or control of, any Person with respect to the development, construction, ownership or operation of any Competing Business that is located within the Territory, or (iii) own a direct or indirect interest (financial or otherwise) in, or lend money to, any Person that engages in any of the activities described in clauses (i) and (ii), above.

(b) Sellers recognize that the covenants in this Section 7.8, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the acquisition of the Equity Interests by Buyer, and agree that such limitations are reasonable with respect to its activities, business and public purpose. Sellers agree and acknowledge that the violation of the covenants or agreements in this Section 7.8 would cause irreparable injury to Buyer and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Buyer shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond. The parties hereto also waive any requirement of proving actual damages in connection with the obtaining of any such injunctive or other equitable relief.

(c) It is the intention of each party hereto that the provisions of this Section 7.8 shall be enforced to the fullest extent permissible under the Law and the public policies of the State of Texas and of any other jurisdiction in which enforcement may be sought, but that the unenforceability (or the modification to conform with such Laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any term or provision of this Section 7.8 shall be determined to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Sellers:

8.1 Compliance With Covenants. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) Buyer was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had a material adverse effect on the ability of Buyer to timely consummate the transactions described herein.

8.2 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over either Acquired Company shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated.

8.3 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and the representations and warranties of Buyer that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date); provided, however, that this condition will be deemed to be satisfied unless any breaches of representations and warranties by Buyer have had a material adverse effect on the ability of Buyer to timely consummate the transactions described herein.

8.4 Amounts Due to MedCath. HMC and HMC Realty shall have paid to MedCath, to the extent known by Sellers as of October 31, 2011, an amount equal to (a) all amounts of management fees due from HMC or HMC Realty to MedCath, HHM, or HMCM as of October 31, 2011, and (b) all amounts of unreimbursed costs and expenses of any type or nature advanced or paid by MedCath, HHM, HMCM or their Affiliates on behalf of or for the benefit of HMC or HMC Realty, with respect to amounts owed or accrued during the period through and including the Closing Date (collectively, the “Outstanding Obligations”), it being acknowledged that further accrual and payment of Outstanding Obligations shall be made after the Closing Date as set forth in Section 10.12. Sellers represent and warrant that (x) Schedule 8.4 accurately describes in all material respects management fees paid by HMC or HMC Realty to MedCath, HHM, or HMCM with respect to periods reflected on Schedule 8.4, and (y) costs and expenses to be paid and reimbursed by HMC and HMC Realty after the Closing Date shall generally be consistent, in all material respects, with the costs and expenses reflected on Schedule 8.4.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:

9.1 Compliance with Covenants. Sellers shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) Sellers were given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had or are reasonably likely to have a Material Adverse Effect.

9.2 Pre-Closing Confirmations. Buyer shall have obtained reasonable assurances that following Closing, Buyer will receive all required Approvals and Permits from all Governmental Entities whose approval is required to consummate the transactions herein contemplated, except for any such Approvals and Permits the failure of which to obtain would not have or be reasonably likely to have a material adverse effect on Buyer or the Equity Interests.

9.3 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over either Acquired Company shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to purchase or own the Equity Interests.

9.4 Representations and Warranties. All representations and warranties of Sellers contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of Sellers that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date); provided, however, that this condition will deemed to be satisfied unless any breaches of such representations or warranties individually or in the aggregate have had or are reasonably likely to have a Material Adverse Effect. In the event that there are breaches of representations and warranties made by Sellers hereunder that have not had or are not reasonably likely to have a Material Adverse Effect (i) Buyer shall not be excused from performance hereunder as a result of such breaches and shall be obligated to complete the transaction described herein, and (ii) Buyer shall not assert the breach of such representations and warranties as a basis for not consummating the transaction contemplated by this Agreement. The sole remedy of Buyer for breaches of representations and warranties that constitute a Material Adverse Effect is set forth in Section 10.2(a).

9.5 Transition Services Agreement. Buyer and an Affiliate of Sellers shall have entered into the Transition Services Agreement which shall have a term ending not later than April 30, 2012.

9.6 Title Insurance Policy. Buyer shall have received from the Title Company the title insurance policy described in Section 7.7 hereof.

9.7 Waiver. MC and its Affiliates shall have delivered a waiver to Buyer (in a form reasonable acceptable to Buyer) releasing any and all claims MC or its Affiliates may have against any Acquired Company other than arising under this Agreement.

9.8 Net Working Capital. On the Closing Date: (i) the Net Working Capital of the Acquired Companies for the calendar month ending immediately prior to the month in which the Closing occurs (the “Last Month’s Net Working Capital”) shall be not more than 10% less than the average Net Working Capital of HMC for the twelve (12) month period ending on the last day of the month ending immediately prior to the month in which the Closing occurs (prepared assuming that any distributions of cash to partners of HMC made during such period were made on the first day of such period) (the “Trailing 12-Month Net Working Capital”); and (ii) assuming that the partners of HMC (other than HPH and HMCM) have not caused HCM to make a distribution of cash to its partners in accordance with the limited partnership agreement of HMC, HMC shall have at least $3,000,000.00 in cash on deposit with

Bank of America (the “Financial Institution”) and electronic evidence thereof reasonably satisfactory to Buyer shall be provided as the Closing Date. By way of illustration, if the Closing is November 30, 2011 with an Effective Time of 12:01 a.m. on December 1, 2011 (as provided in Section 12.5), the Last Month’s Net Working Capital shall be for the month ending October 31, 2011 and the Trailing 12-Month Working Capital shall be for the 12 consecutive months ending October 31, 2011. At least five (5) business days prior to Closing, Sellers shall deliver to Buyer a statement of the Last Month’s Working Capital and a statement of the Trailing 12-Month Net Working Capital (such statements are collectively referred to as the “Statements”) demonstrating compliance with this Section 9.8. The financial information used in connection with the preparation of the Statement shall be prepared using the same methodologies and assumptions used in connection with the preparation of the Historical Financial Statements and Schedule 1.1A, in all material respects.

9.9 HMC Realty Managers. Buyer shall have received evidence reasonably satisfactory to Buyer that the managers of HMC Realty have approved, in writing, the transfer and assignment of HHM’s membership interest in HMC Realty to Buyer in accordance with the provisions of the Amended and Restated Operating Agreement of HMC Realty.

9.10 Lender’s Consent. Buyer shall have received the written consent of GE Capital (the “Lender”) to the transfer and assignment of the Equity Interests to Buyer and the substitution of Buyer as the manager of the Hospital in form reasonably acceptable to Buyer and Sellers.

ARTICLE 10

ADDITIONAL AGREEMENTS

10.1 Deposit. Upon the execution of this Agreement by the parties hereto prior to the Closing Date, Buyer shall deposit with Sellers the sum of two hundred fifty thousand dollars ($250,000) as a non-refundable deposit and as security for the performance by Buyer of its obligations to Sellers hereunder (the “Deposit”). In the event the transaction contemplated by this Agreement closes, the Deposit shall be applied in determining the amount payable by Buyer to Sellers in connection with the purchase of the Equity Interests as provided in the definition of Final Cash Purchase Price. In the event that this Agreement is terminated or the transaction fails to close, as a result of the provisions of Section 10.2(a)(iii), then the Deposit shall be forfeited by Buyer to Sellers provided that such forfeiture shall not limit Sellers’ other rights and remedies arising as a result of a breach of this Agreement by Buyer. Upon a termination of this Agreement or the failure to close the transaction for a reason not related to the provisions of Section 10.2(a)(iii), then the Deposit shall be returned to Buyer.

10.2 Termination Prior to Closing.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated by this Agreement may not be terminated, except prior to Closing as follows:

(i) by mutual consent in writing of Sellers and Buyer;

(ii) by Buyer or Sellers at any time after December 31, 2011 (the “Outside Date”), if the Closing has not occurred by such date; provided, that the right to terminate this Agreement under this Section 10.2(a)(ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;

(iii) by Sellers if Buyer breaches in any material respect any of the representations, warranties, covenants or other agreements of Buyer contained in this Agreement, which would give rise to the failure of a condition set forth in Article 8, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Sellers to Buyer specifying such breach;

(iv) by Buyer if Sellers breach in any material respect any of the representations, warranties, covenants or other agreements of Sellers contained in this Agreement, which would give rise to the failure of a condition set forth in Article 9, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Buyer to Sellers specifying such breach; or

(v) by Buyer or Sellers, if any court or any other Governmental Entity issues an order restraining or prohibiting such party from consummating the sale and purchase of the Equity Interests as provided herein and such order becomes final and non-appealable.

(b) In the event that this Agreement is terminated pursuant to Section 10.2(a), all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that nothing in this Section 10.2 shall relieve Sellers or Buyer of any liability for an intentional breach of any covenant in this Agreement prior to the date of termination, which liability shall be subject to the limitations set forth in Article 11 of this Agreement, and the parties shall be entitled to seek the remedy of specific performance as set forth in Section 11.3. Notwithstanding anything in this Section 10.2, or any other Section of this Agreement, to the contrary, in no event shall Sellers have any liability to Buyer, and Buyer shall have no claim against Sellers, for damages of any type or nature arising from any violation or breach of any representations or warranties made by Sellers to Buyer in this Agreement.

10.3 Assignment of Employment Agreements. Prior to the Closing, Sellers shall cause the employment of Todd Mann as listed on Schedule 10.3 to be transferred and the employment agreement between MedCath and such employee listed on Schedule 10.3 to be assigned to and assumed by HMC.

10.4 Buyer Preservation and Sellers Access to Records After the Closing.

(a) After the Closing, Buyer shall keep and preserve in their original form all medical and other records of the Hospital existing as of the Closing for such period as required by applicable Law. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital it and its Affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information that it acquires. Buyer shall maintain the patient records held at the Hospital after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after Closing. Upon reasonable notice, during normal business hours and upon the receipt by Buyer of appropriate consents and authorizations, Buyer shall afford to representatives of Sellers, including its counsel and accountants, full and complete access to, and the right to make copies of, the records of the Hospital including providing a reasonable location within the Hospital to conduct its review of such records. In addition, Sellers shall be entitled to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Sellers in connection with such litigation. Any patient records so removed from the Hospital shall be promptly returned to Buyer following its use by Sellers.

(b) Buyer shall reasonably cooperate with Sellers and their insurance carriers in connection with the defense of claims made by third parties against Sellers in respect of alleged events occurring while HPH and HMCM operated the Hospital; provided, Sellers shall reimburse Buyer its reasonable and documented out-of-pocket third-party expenses incurred in providing such cooperation. Such cooperation shall include, without limitation, making all of Buyer’s employees reasonably available for interviews, depositions, hearings and trial; and making all of Buyer’s employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses, all of which shall be done without payment of any fees to Buyer or its employees or the payment of any of Buyer’s internal expenses; provided, however, that Sellers shall pay all reasonable and documented out-of-pocket third-party expenses incurred by such employees (including for travel). In addition, Sellers shall be entitled to remove from the Hospital any records, but only for purposes of pending litigation involving the Person to whom such records refer, as certified in writing prior to removal by counsel retained by Sellers in connection with such litigation. Any records so removed from the Hospital shall be promptly returned to Buyer following their use by Sellers.

10.5 Reproduction of Documents. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Sellers or Buyer, may, subject to the provisions of Section 12.8, be reproduced by Sellers and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Sellers and Buyer may destroy any original documents so reproduced. Sellers and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Sellers or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.6 Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall provide to the other, as reasonably requested by and at the expense of the requesting party, all information, records or documents relating to tax liabilities of the requesting party for all periods ending on or prior to the Closing and shall preserve all such information, records and documents (to the extent a part of the assets exchanged and delivered at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof; provided, that neither party shall be required to provide any of its income tax returns (or supporting materials including working papers and tax provisions) or those of any Affiliate.

10.7 Consented Assignment and Permits. Buyer shall be responsible for obtaining any and all necessary consents or approvals from counterparties to Contracts relating to the Acquired Companies and any and all Permits and Approvals necessary or desirable in connection with the transactions contemplated hereby. Further, at the request of Buyer, Sellers will cooperate in any reasonable arrangement with Buyer designed to provide for Buyer the benefits and obligations under any such Contract, including enforcement of any and all rights of Sellers against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

10.8 Transition Services Agreement. As of Closing, MedCath and Buyer will execute and deliver the Transition Services Agreement (“Transition Services Agreement”) providing agreed upon transition services no later than April 30, 2012 in the form attached hereto as Exhibit A and incorporated herein by reference.

10.9 Allocation of 2011 Income. The taxable income or loss, and items thereof, allocable to the Equity Interests for the 2011 calendar year shall be divided between Buyer and the respective Sellers based on the number of days during 2011 that each owned the Equity Interests; provided however, that if an Acquired Company has more than $300,000 of taxable income from a transaction not in the ordinary course of business which occurs after the Closing, but during its 2011 taxable year, the Acquired Company or Acquired Companies having such taxable income shall allocate 2011 calendar year taxable income or loss, and items thereof, based upon a closing of the books at the time of the Closing.

10.10 Insurance. As of the Effective Time, Sellers shall cause the Acquired Companies to be removed as either a named insured or beneficiary under each of the insurance policies listed on Schedule 10.10 and Buyer shall obtain, or cause the Acquired Companies to obtain, any and all insurance policies necessary to cover the ownership and operation of the Acquired Companies.

10.11 Cessation of Contractual Benefits and Withdrawal from MC Employee Benefit Plans. As of the Effective Time, and except as provided in the Transition Services Agreement, the Acquired Companies shall no longer receive benefits (or have any obligations) arising out of certain Contracts between (a) MedCath, MC, its Affiliates and/or HMC and (b) certain third parties. Such Contracts that are material to HMC are all (i) group Contracts entered into by MedCath or MC for the benefit of HMC and one or more Affiliates of Sellers, (ii) Contracts between HMC, a Seller or an Affiliate of a Seller and any managed care organization, health maintenance organization, insurer or similar third party payor, entered into for the benefit of HMC, and (iii) Contracts listed on Schedule 10.11(a). As of the Effective Time, HMC shall withdraw from and cease to be a participating employer under the employee benefit plans listed on Schedule 10.11(b) (the “MC Plans”), and the employees of HMC shall cease to accrue further benefits and shall cease to be active participants under the MC Plans. Except as provided in the Transition Services Agreement, all Contracts between MedCath, MC and their Affiliates and HMC or HMC Realty shall terminate as of the Closing Date and Sellers shall deliver evidence of the termination of such Agreements to Buyer at Closing.

10.12 Payment of Additional Outstanding Obligations. To the extent any Outstanding Obligations are not known or paid as of the Closing Date under Section 8.4, then Buyer shall cause all such amounts to be paid to MedCath, HMCM or their Affiliates, as appropriate, within 15 days after MedCath’s request therefore accompanied by reasonable supporting documentation. In addition, at such time as the monthly distribution payable to the members of HMC Realty is paid for the month in which the Closing occurs, Buyer shall cause HMC Realty to pay MedCath the distribution payable with respect to the Equity Interest relating to HMC Realty for the portion of such month up to and including the Closing Date. MC and Sellers, on behalf of themselves and their Affiliates, acknowledge and agree that, all amounts due and payable to MC, Sellers and their Affiliates from each of HMC and HMC Realty for or in respect of periods prior to October 31, 2011 for distributions and payment of management fees have been paid in full and MC and Sellers, for themselves and their Affiliates, hereby waive and release any and all claims for payment of any amounts from each of HMC and HMC Realty in respect of periods prior to October 31, 2011, provided that this acknowledgment, agreement, waiver and release does not apply to reimbursement or payment of costs or expenses which are Outstanding Obligations due to MedCath, HMCM, or their Affiliates from HMC or HMC Realty.

10.13 No Further Management Duties. As of the Closing, neither HMCM nor HHM shall have any obligation or duty to provide any management or other services or to act as a manager to the Acquired Companies.

ARTICLE 11

REMEDIES; LIMITATION ON DAMAGES

11.1 No Survival Period. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Buyer or Sellers based upon, directly or indirectly, any of the representations or warranties contained in this Agreement at any time or any agreements contained in Article 6 or Article 7 after the Closing or any termination of this Agreement.

11.2 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT (OR ANY OF ITS AFFILIATES) SHALL, IN ANY EVENT, BE LIABLE TO THE OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, COSTS, EXPENSES, CHARGES OR CLAIMS.

11.3 Specific Performance. Notwithstanding the right of each party to terminate this Agreement pursuant to Section 10.2(a), in the event of a breach by either party of its obligation to consummate the transactions contemplated by this Agreement or a breach by either party of a covenant prior to or following the Closing, the non-breaching party shall be entitled to specific performance to force the breaching party to consummate the transactions contemplated by this Agreement or to enforce the covenant, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable Law).

ARTICLE 12

GENERAL

12.1 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.

12.2 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or arbitral means, the prevailing party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

12.3 Choice of Law; Arbitration; Damages.

(a) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule thereof.

(b) Except as specifically provided for elsewhere in this Agreement, all disagreements, disputes, claims or controversies whatsoever arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be subject to binding arbitration by a panel of three (3) arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then pertaining. The forum for any arbitration shall be Dallas, Texas. Recognition and enforcement of any award rendered in such arbitration may be sought in any court of competent jurisdiction. The prevailing party in any arbitration proceeding hereunder as determined by the arbitrators or in any legal proceedings or actions arising from or in connection with this Agreement shall be entitled to recover reasonable attorneys’ fees and costs. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder. Arbitration conducted pursuant to this Agreement will be confidential. The parties agree that the arbitrators shall have no authority to award any consequential, punitive, incidental, or special damages, including lost profits, loss of future revenue or income, or loss of business reputation or opportunity and other damages that are not measured by the prevailing party’s actual damages except to the extent that any such consequential damages or lost profits are the proximate result of the issue being arbitrated and the harm is reasonably foreseeable as of the date hereof. Nothing in this Section 12.3 shall prevent the parties from agreeing to substitute mediation for arbitration.

12.4 Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that a party may assign its interest (or a portion thereof) in this Agreement to an Affiliate, but, in such event, the assignor shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.

12.5 Effective Time; Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. (the “Effective Time”) on the calendar day immediately following the Closing Date, unless otherwise agreed in writing by Buyer and Sellers. The parties will use commercially reasonable efforts to cause the Effective Time to be the first calendar day of a month.

12.6 No Brokerage. With the exception of Navigant Capital Advisors, LLC (“NCA”) who is acting solely for Sellers, Buyer and Sellers represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby. Each of Buyer and Sellers agree to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

12.7 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows:

(a) Except as provided otherwise elsewhere herein, Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and

(b) Except as provided otherwise elsewhere herein, Sellers shall pay the fees, expenses and disbursements of Sellers and their respective agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto, including without limitation those fees of NCA. For avoidance of doubt no Acquired Company shall have any obligation for any of Sellers’ transaction expenses after Closing, including those of NCA.

12.8 Confidentiality. The Confidentiality Agreement, dated as of April 17, 2011 (the “Confidentiality Agreement”), between Buyer and MC shall remain in full force and effect. It is understood by the parties hereto that the information, documents and instruments delivered to Sellers by Buyer or the agents of Buyer and the information, documents and instruments delivered to Buyer by Sellers or Sellers’ agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any confidential information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 12.8 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore the non-breaching party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 12.8, however, shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to either party to effect the purchase and sale of equity interests hereunder or such governmental filings as in the mutual opinion of Sellers’ counsel and counsel for Buyer are (i) required by Law or (ii) otherwise appropriate. Also, this Section 12.8 shall not prohibit the disclosure by either party of any information, instruments or documents that are required to be filed with Governmental Entities by or under applicable securities related Laws.

12.9 Press Release. Except as required by Law, at all times at or before Closing, neither Buyer nor Sellers will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party hereto of the text of any such public report, statement or release. Buyer acknowledges that MC will file one or more Forms 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.

12.10 Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

12.11 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Buyer:	Prime Healthcare Services
3300 E. Guasti Road
3rd Floor
Ontario, California 91761
Attention: Lex Reddy, CEO
Facsimile: (909) 235-4419

with copies to:	King & Spalding
1100 Louisiana
Houston, Texas 77002
Attention: Dennis Dunn, Esq.
Facsimile: (713) 751-3290

Prime Healthcare Management, Inc.
3300 E. Guasti Road, 3rd Floor
Ontario, California 91761
Attention: Michael Sarrao, Esq.
Facsimile: (909) 235-4419

If to Sellers:	c/o MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attention: Chief Financial Officer
Facsimile: (704) 708-5035

with a copy to:	Moore and Van Allen PLLC
100 North Tryon Street
Suite 4700
Charlotte, NC 28202
Attention: Hal A. Levinson, Esq.
Facsimile: (704) 331-1159

or to such other address, and to the attention of such other Person or officer as any party may designate.

12.12 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of Buyer and Sellers under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.

12.13 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.14 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.15 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Sellers and Buyer and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.

12.16 Tax Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax related Laws. Each party has relied solely upon the tax advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.

12.17 Entire Agreement; Amendment. This Agreement supersedes all previous Contracts (other than the Confidentiality Agreement) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.

12.18 Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made “to its knowledge” or words of similar intent or effect of any party or its representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which, with respect to Buyer and Sellers means the actual knowledge of their respective officers (or their respective Affiliate’s officers) listed on Schedule 12.18.

12.19 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein or a PDF copy of the signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.

12.20 Right to Take Certain Action. Notwithstanding anything in this Agreement to the contrary, nothing shall prevent or limit, and Buyer shall not take actions to prevent or limit, (a) Sellers at any time after the Effective Time from being dissolved or liquidated, making payments to their respective creditors or distributions to their respective members or shareholders otherwise terminating their respective existences and/or taking any other action, in each case, as permitted by applicable state law, or (b) MC and its Affiliates from engaging in or agreeing to a Change in Control Transaction or making payments to its creditors or distributions to its stockholders at any time or, after the Effective Time, from being dissolved or liquidated, and/ or otherwise terminating its existence, in each case, as permitted by the General Corporation Law of Delaware.

12.21 MC Guaranty. MC, as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Sellers of all of Sellers’ obligations under this Agreement and each of the Closing documents subject to the terms hereof and thereof and so undertakes to Buyers that, if and whenever any Seller is in default, MC will on demand duly and promptly perform or procure the performance of Sellers’ obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of all Sellers under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated if any sum paid to Buyer must be restored by Buyer upon the bankruptcy, liquidation or reorganization of any Seller. The obligations of MC under this Section 12.21 shall not be affected or discharged in any way by any action or proceeding with respect to any Seller under any federal or state bankruptcy, insolvency or debtor relief laws.

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

BUYER:	PRIME HEALTHCARE SERVICES, INC.

	By:	/s/ Michael J. Sarrao
Name: Michael J. Sarrao
Title: Vice-President

SELLERS:	HARLINGEN PARTNERSHIP HOLDINGS, INC.

	By:	/s/ James A. Parker
Name: James A. Parker
Title: President and Treasurer

HMC MANAGEMENT COMPANY, LLC

By:	/s/ James A. Parker
Name: James A. Parker
Title: Manager

HARLINGEN HOSPITAL MANAGEMENT, INC.

By:	/s/ James A. Parker
Name: James A. Parker
Title: President

MC:	MEDCATH CORPORATION

	By:	/s/ James A. Parker
Name: James A. Parker
Title: Chief Executive Officer